Exhibit 99.1

Newgioco Group, Inc. Signs Major Online Casino Network

New York, October 18, 2017. Newgioco Group, Inc. (OTCQB:NWGI) ("Newgioco" or the "Company") a leisure betting technology company providing regulated lottery and gaming products and services through licensed subsidiaries based in Europe, is pleased to announce the signing of a major online casino book of business processing approximately $1 million in annual betting revenue reflecting immediate benefits from our newly launched betting technology platform "ELYS".

Further to the addition of this online casino business, Newgioco anticipates robust growth in non-GAAP sales of betting turnover attributed to developments stemming from positive market reaction to the ELYS processing performance. The Company expects to report Q3 results of operations prior to November 15, 2017.

Company CEO and Chairman, Michele Ciavarella stated, "we are certain that there are significant opportunities to continue our strong revenue growth and to consolidate more businesses in the market. The addition of this large online casino book is a solid indication of the positive reaction to the quality and performance of our new betting platform technology."

About Newgioco Group, Inc.

Newgioco Group, Inc., together with its wholly owned subsidiaries, is a fully integrated, licensed gaming technology company. The company conducts its business primarily through retail neighborhood betting shops and internet-based betting software platform under the registered brand Newgioco through our licensed website www.newgioco.it situated in Italy.

The company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, lottery, interactive games and slots, as well as an innovative betting platform (www.odissea.at) providing both B2B and B2C bet processing. Additional information is available on our corporate website at www.newgiocogroup.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Investor Relations Contact

Worldwide Financial Marketing, Inc.
info@wwfinancial.com

Newgioco Group, Inc.
investor@newgiocogroup.com